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                          BONE, MUSCLE AND JOINT, INC.
                             2378 N.W. 60th Street
                           Boca Raton, Florida 33496

                                                       May 6, 1996

Naresh Nagpal, M.D.
2378 N.W. 60th Street
Boca Raton, Florida 33496

                               Employment Letter


Dear Naresh:

     The following terms summarize the agreement between you and Bone, Muscle and Joint, Inc. (the "Corporation") with respect to your employment with the Corporation.

     1. You shall be employed by the Corporation as Chairman of the Board, President and Chief Executive Officer commencing on January 2, 1996, and shall perform duties and services consistent with such positions as may reasonably be assigned to you by the Board of Directors of the Corporation. During your employment with the Corporation, you shall devote your best efforts and your full business time and attention to the business and affairs of the Corporation; provided, however, that you may serve as director on the boards of directors of up to three other business entities.

     2. The Corporation shall pay you an annual base salary (the "Base Salary") of not less than $225,000, payable in such installments as is the Corporation's practice with respect to its executive employees. The Base Salary may be increased in the sole discretion of the Board of Directors of the Corporation based upon your performance of your duties and the range of salaries paid to chief executive officers of companies at a similar stage of development in the field of physician practice management as the Corporation. The Corporation shall pay to you, in one lump sum on the date hereof, that portion of the Base Salary in arrears as of the date hereof.

     3. In addition to the Base Salary, the Board of Directors may, in its sole discretion, award you an annual bonus (the "Bonus") in an amount up to thirty percent (30%) of your then current Base Salary. The amount of the Bonus, if any, will be determined by the Board of Directors based upon your obtaining certain benchmarks (the "Benchmarks") that are specified on Annex 1 attached hereto. The Bonus, if any, will be payable following the end of each fiscal year during your employment with the Corporation.

     4. You shall be eligible to participate in the


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Naresh Nagpal, M.D.
May 6, 1996
Page 2

Corporation's benefit plans, 401(k) plan, life insurance, hospitalization and surgical and major medical coverages, sick leave, holidays, long-term disability and other fringe benefits, if any. In addition, you shall be entitled to four weeks of vacation per year.

     5. During your employment with the Corporation, the Corporation shall reimburse you for all reasonable and necessary traveling expenses and other disbursements incurred by you for or on behalf of the Corporation in the performance of your duties upon presentation of appropriate receipts or other documentation therefor. In connection therewith, the Corporation shall reimburse you, in one lump sum on the date hereof or as soon hereafter as reasonably practicable, for all of the expenses incurred by you on behalf of the Corporation prior to the date hereof, including, without limitation, expenses incurred beginning December 1995 related to business travel, consulting services and administrative support, which expenses are estimated at approximately $100,000.

     6. The Corporation will deduct from any payments to be made to you any amounts required to be withheld in respect of any Federal, state or local income or other taxes.

     7. The Corporation may, for its own benefit, maintain "keyperson" life and disability insurance policies covering you. You shall cooperate with the Corporation and provide such information or other assistance as the Corporation may reasonably request in connection with the Corporation obtaining and maintaining such policies.

     8. The Corporation shall grant you the option to purchase seventy five thousand (75,000) shares of common stock, $.001 par value, of the Corporation at each of the following times: (a) on the earlier to occur of (i) July 1, 1996, and (ii) the date upon which the Corporation consummates the first acquisition of a medical practice; (b) on January 1, 1997; and (c) on January 1, 1998. The grants specified in clauses (b) and (c) are subject to your attaining the Benchmarks intended to have been satisfied on each such date. The options granted pursuant to this paragraph 9 shall be granted pursuant to the Corporation's 1996 Stock Option Plan (the "Plan") and shall vest and become exercisable in accordance with the provisions of a Nonqualified Stock Option Agreement between you and the Corporation, the form of which is annexed to the Plan as Attachment 3.

     9. The Corporation may terminate your employment hereunder for any reason; provided, however, that if the Corporation terminates your employment without Cause (as hereinafter defined) or as a result of your becoming permanently disabled (a) prior to January 1, 1997, you shall receive a severance amount equal to 100% (being one year's severance) of


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Naresh Nagpal, M.D.
May 6, 1996
Page 3

the Base Salary; (b) after December 31, 1996 but prior to January 1, 1998, you shall receive a severance amount equal to 75% (being nine months' severance) of the sum of the then current Base Salary plus the Bonus paid with respect to the previous year (such sum being referred to herein as the "Compensation Amount");
(c) after December 31, 1997 but prior to January 1, 1999, you shall receive a severance amount equal to 50% (being six months' severance) of the Compensation Amount; and (d) on or after January 1, 1999, you shall receive a severance amount equal to 25% (being three months' severance) of the Compensation Amount. Such severance amount shall be paid in a lump sum within ten business days following the date of termination of your employment. As used herein "Cause" means (i) the repeated failure to perform such duties as are reasonably requested of you by the Board of Directors of the Corporation; (ii) gross negligence or willful misconduct in the performance of your duties; or (iii) the commission of any act of fraud or financial dishonesty with respect to the Corporation, or any felony or act involving moral turpitude.

     10. During the period of your employment with the Corporation and for the Additional Period (as hereinafter defined), you shall not directly or indirectly engage in any business activity, either as an individual proprietor, partner, stockholder, officer, employee, director, or consultant (otherwise than as the holder of not more than five percent (5%) of the total outstanding capital stock of a publicly-held company), which competes with the Corporation or any of its subsidiaries in the Restricted Territory (as hereinafter defined) and in the field of musculoskeletal physician management. As used herein, (a) "Restricted Territory" means any state of the United States in which the Corporation or any of its subsidiaries conducted business at any time during the period of your employment with the Corporation, or specifically planned to conduct business at the time of the termination of your employment with the Corporation; and (b) "Additional Period" means (i) in the event that you are terminated without Cause or as a result of your becoming permanently disabled, the period in which you receive severance payments from the Corporation in accordance with paragraph 9 hereof (being either 3, 6, 9 or 12 months) and (ii) in the event that you are terminated with Cause or you voluntarily resign, a period of one year following the date of termination. You and the Corporation agree that the restrictions set forth in this paragraph 10 are reasonable for the purposes of protecting the business of the Corporation. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     11. You recognize that your relationship with the



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Naresh Nagpal, M.D.
May 6, 1996
Page 4

Corporation is and will continue to be one of high trust and confidence by reason of your access to and contact with the trade secrets and confidential and proprietary information of the Corporation. Therefore, you agree that you will not at any time, either during your employment with the Corporation or thereafter, disclose to others, or use for your own benefit or the benefit of others, any confidential, proprietary or secret information owned, possessed or used by the Corporation ("Proprietary Information"). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists. Notwithstanding anything to the contrary contained herein, this paragraph 11 shall not apply to any Proprietary Information which: (a) is or becomes in the public domain through no action on your part, (b) is generally disclosed to third parties by the Corporation or a person entitled to disclose such information to third parties without an obligation of confidentiality to the Corporation, or (c) is approved for release by written authorization of the Board of Directors of the Corporation or its designees. Upon termination of your employment with the Corporation or at any other time upon request, you will promptly deliver to the Corporation all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in your possession or under your control, whether prepared by you or others, which contain Proprietary Information. You hereby acknowledge that this material is the sole property of the Corporation.

     12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contacts made and performed wholly therein.

     13. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by you and the Corporation.

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Naresh Nagpal, M.D.
May 6, 1996
Page 5

     If the above terms are satisfactory to you, please acknowledge our agreement by signing the enclosed copy of this letter in the space indicated below and returning it to the undersigned.

                                               Sincerely,

                                               BONE, MUSCLE AND JOINT, INC.

                                               BY:
                                                  ------------------------------
                                                  Name:
                                                  Title:

Accepted and agreed to:


-----------------------------
Naresh Nagpal, M.D.